Exhibit (a)(21)
                           SCUDDER VALUE SERIES, INC.

                              ARTICLES OF AMENDMENT
             CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(a)(2)


         Scudder Value Series, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the three hundred twenty million (320,000,000) shares classified as Scudder Contrarian Fund Class A shares shall be redesignated as Scudder Large Cap Value Fund Class A shares; the three hundred twenty million (320,000,000) shares classified as Scudder Contrarian Fund Class B shares shall be redesignated as Scudder Large Cap Value Fund Class B shares; the eighty million (80,000,000) shares classified as Scudder Contrarian Fund Class C shares shall be redesignated as Scudder Large Cap Value Fund Class C shares; the eighty million (80,000,000) shares classified as Scudder Contrarian Fund Class I shares shall be redesignated as Scudder Large Cap Value Fund Class I shares; and the one hundred million (100,000,000) shares classified as Scudder Contrarian Fund Class R shares shall be redesignated as Scudder Large Cap Value Fund Class R shares.

         SECOND: The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

         THIRD: The Board of Directors of the Corporation, by, acting at a meeting duly called and held on March 17, 2004, adopted a resolution amending the Charter of the Corporation as described above. Article FIRST of these Articles of Amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders, and the Corporation is an open-end investment company under the Investment Company Act of 1940, as amended.

         FOURTH: These Articles of Amendment shall become effective on August 2, 2004.


              [signatures begin on next page]

         IN WITNESS WHEREOF, Scudder Value Series, Inc. has caused these Articles to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 17th day of March, 2004; and its Vice President acknowledges that these Articles are the act of Scudder Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.



ATTEST:                                    SCUDDER VALUE SERIES, INC.


/s/John Millette                           /s/Philip J. Collora
John Millette                              Philip J. Collora
Secretary                                  Vice President